Exhibit 10(c)

TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN
TERMS AND CONDITIONS OF
NON-QUALIFIED STOCK OPTION PERFORMANCE AWARDS

The Human Resources Committee (the “Committee”) of the Board of Directors of Tenet Healthcare Corporation (the “Company”) is authorized under the Company’s 2008 Stock Incentive Plan, as such may be amended from time to time (the “Plan”), to make awards of non-qualified stock options and to determine the terms of such stock options.

On September 29, 2017 (the “Grant Date”), the Committee granted you, Ronald A. Rittenmeyer (“You”), an award of non-qualified stock options (the “Stock Options”). The Stock Options were granted by the Committee subject to the terms and conditions set forth below in this certificate (the “Certificate”). The Stock Options are also subject to the terms and conditions of the Plan, which are incorporated herein by this reference. Each capitalized term not otherwise defined herein will have the meaning given to such term in the Plan.

1.
Grant. The Committee has granted You Stock Options representing the right to purchase 408,526 Shares, with a $16.43 exercise price per Share (the “Exercise Price”), in consideration for services to be performed by You for the Company or a Subsidiary of the Company. The Stock Options are not intended to qualify as “incentive stock options” as defined in Section 422 of the Code.

2.	Performance Criterion.

(a)	Performance Period. Your Stock Options are subject to a four-year performance period that begins on the Grant Date and ends on the fourth anniversary of the Grant Date (the “Performance Period”).

(b)
Performance Measures. Your Stock Options will become exercisable (subject to becoming vested pursuant to Section 3 or 4 below) only if the average of the per Share closing prices, as reported on the New York Stock Exchange and calculated over any period of thirty (30) sequential trading days during the Performance Period, equals or exceeds $20.53 (the “Performance Criterion”).

3.
Vesting and Exercisability. The Stock Options will vest on the first anniversary of the Grant Date (the “Vesting Date”), however Your vested Stock Options may only be exercised following the satisfaction of the Performance Criterion (such date, the “Exercisability Date”). The Committee shall determine the date on which the Performance Criterion is satisfied.

The Stock Options will expire on the fifth anniversary of the Grant Date (the “Expiration Date”). Your vested Stock Options will become exercisable to the extent provided in, and in accordance with, the terms of this Certificate. Except as provided in Section 4, below, You may exercise Your Stock Options at any time following the Exercisability Date and prior to the Expiration Date.

4.	Certain Termination Events. Your unvested Stock Options will vest as provided in this Section 4 in the event of Your:

(i)	death,

(ii)	disability (as defined under section 409A(a)(2)(C)(ii) of the Internal Revenue Code), or

(iii)	a termination of Your employment without Cause
(each a “Termination Event”), in each case prior to the Vesting Date. In the event of such a Termination Event, 100% of Your Stock Options will vest on the date of the Termination Event, but will become exercisable only if the Performance Criterion is achieved prior to the end of the Performance Period.
In the event of Your death, disability, or in the event of a termination of Your employment without Cause, Your vested and exercisable Stock Options will remain outstanding until the Expiration Date. In the event of Your termination for Cause, all of Your Stock Options (whether then vested or unvested) shall be immediately forfeited and cancelled. In the event of Your resignation for any reason, all of Your unvested Stock Options shall be immediately forfeited and cancelled.

5.
Change in Control. In the event of a Change in Control, and conditioned on the occurrence of a Change in Control, 100% of the Stock Options will become vested and exercisable and the Performance Criterion will be deemed satisfied on the date that is two (2) business days prior to the Change in Control.

6.	Exercise. Subject to the terms of the Plan, You may exercise Your Stock Options and pay the exercise price for Your Shares:

(a)	in cash or cash equivalents;

(b)	by having the Company withhold Shares otherwise issuable on exercise;

(c)	by exercising Your Options to buy Shares and selling enough of the shares to cover the Exercise Price, estimated income taxes, and any applicable fees; or

(c)	by exercising Your Stock Options and then immediately selling the Shares.
Upon the exercise of Your Stock Options, You will recognize ordinary income. The Company is required to withhold payroll taxes due with respect to that ordinary income. Pursuant to the Plan, at its option the Committee either may (1) have the Company withhold Shares having a Fair Market Value equal to the amount of the tax withholding or (2) require You to pay to the Company the amount of the tax withholding.

7.	Restrictive Covenants.

(a)
Acknowledgements. You and the Company agree that (i) on and following Your execution of this Certificate, the Company and its Affiliates provided You with access to and knowledge of a substantial amount of confidential and proprietary information of the Company and its Affiliates, which was and is of vital importance to the success of the business of the Company and its Affiliates, (ii) in exchange for agreeing to the restrictive covenants contained within this Section 7, You were granted Stock Options pursuant to this Certificate and provided with additional confidential and propriety information as described in sub-clause (i) above and (iii) You are receiving consideration for which You would not otherwise be entitled in the absence of agreeing to and complying with the restrictive covenants contained within this Section 7. You further acknowledge and agree that the enforcement of the restrictive covenants contained within this Section 7 is necessary to ensure the protection and continuity of the business and goodwill of the Company and that such restrictions are reasonable as to geography, duration and scope.

(b)
Non-Competition. During Your employment with the Company and/or service on the Company’s Board of Directors and for six (6) months following Your termination of employment with the Company (such date, the “Separation Date”), You may not, directly or indirectly, carry on or conduct, in competition with the Company and its Affiliates, any business in the nature in which the Company or its Affiliates are then engaged in any geographical area in which the Company or its Affiliates engage in business at the time of Your Separation Date, or in which any of them, prior to Your Separation Date, evidenced in writing, at any time during the six (6) month period prior to such Separation Date, an intention to engage in such business. This prohibition extends to Your conducting or engaging in any such business either as an individual on Your own account or as a partner or joint venture or as an executive, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which You will then own ten percent (10%) or more of any class of stock. The provisions of this Section 7(a) will not apply following Your Separation Date if Your Separation Date occurs within six (6) months prior to or twenty-four (24) months following a Change in Control.

(c)
Confidential Information. During Your employment with the Company and/or service on the Company’s Board of Directors and at all times following the Separation Date, You may not, directly or indirectly, reveal, divulge or make known to any person or entity, or use for Your personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its Affiliates), any information acquired during Your employment with or service to the Company or its Affiliates with regard to the financial, business or other affairs of the Company or any of its Affiliates (including without limitation any list or record of persons or entities with which the Company or any of its Affiliates has any dealings), other than (i) information already in the public domain, (ii) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its Affiliates, or (iii) information that You are required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of Your counsel, to be disclosed by You in connection with any legal action or proceeding involving You and the Company or any Affiliate in Your capacity as an employee, officer, director, or stockholder of the Company or any Affiliate. You will, at any time required by the Company (either during your employment with or service to the Company and its Affiliates or following Your Separation Date), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its Affiliates which You may then possess or have under Your control.

(d)
Agreement Not To Solicit Employees. During Your employment with the Company and/or service on the Company’s Board of Directors and for six (6) months following the Separation Date You directly or indirectly solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, the Company or any of its Affiliates to terminate such employee’s employment or agency, as the case may be, with the Company or any Affiliate.

(e)
Nondisparagement. During Your employment with the Company and/or service on the Company’s Board of Directors and at all times following the Separation Date, You may not, directly or indirectly, disparage the

Company or its Affiliates and their respective boards of directors or other governing body, executives, employees and products or services. The Company will direct its directors and executive officers to not disparage You during the period of your employment with or service to the Company and its Affiliates or thereafter. For purposes of this Section 7(e), disparagement does not include (i) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (ii) statements in response to an inquiry from a court or regulatory body, or (iii) statements or comments in rebuttal of medial stories or alleged media stories.
You agree that the Company would suffer irreparable harm if You were to breach, or threaten to breach, the restrictive covenants contained within this Section 7 and that the Company would, by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post a bond. The violation of any portion of this Section 7 by You will entitle the Company to complete relief from such violation including, but not limited to, injunctive relief and damages, the forfeiture of Stock Options and a return of all proceeds received from the exercise and/or sale of Stock Options granted herein. The violation of Section 7(e) by the Company will entitle You to complete relief from such violation including, but not limited to, injunctive relief and damages.

8.
Rights as Shareholder. You will not have any rights of a shareholder prior to the exercise of Your Stock Options and the delivery of the Shares, at which time You will have all of the rights of a shareholder with respect to the Shares received upon the exercise of those Stock Options, including the right to vote the Shares and receive all dividends and other distributions, if any, paid or made with respect thereto.

9.
Clawback. Any Shares issued upon the exercise of the Stock Options or other amounts paid or provided to You pursuant to this Certificate (including any gains realized on Shares upon the exercise of the Stock Options) shall be subject to recovery by the Company in the circumstances and manner provided in any Incentive Compensation Clawback Policy that may be adopted or implemented by the Company and in effect from time to time on or after the date hereof, and You shall effectuate any such recovery at such time and in such manner as the Company may specify. For purposes of this Certificate, the term "Incentive Compensation Clawback Policy" means and includes any policy of the type contemplated by Section 10D of the Securities Exchange Act, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to the Company. Until the Company shall adopt such an Incentive Compensation Clawback Policy, the following clawback provision shall apply to the Stock Options:

In the event that, within three years of the end of the Performance Period, the Company restates its financial results with respect to the Company’s performance during the Performance Period due to material non-compliance with any financial reporting requirement under the securities laws as generally applied and the Board of Directors determines Your fraud or misconduct caused or partially caused the need for the restatement, then the Board of Directors shall require You to immediately return to the Company the Stock Options or any Shares issued upon the exercise of the Stock Options (including any gains realized on Shares upon the exercise of the Stock Options) or the pre-tax income derived from any disposition of the Shares previously received upon the exercise of the Stock Options (plus a reasonable rate of interest if deemed appropriate by the Board of Directors) that would not have been granted and/or vested based upon the restated financial results.

10.
Transferability. The Stock Options generally may not be transferred, assigned or made subject to any encumbrance, pledge or charge. Limited exceptions to this rule apply in the case of death, divorce or gift as provided in Section 12.3 of the Plan.

11.
Effect on Other Employee Benefit Plans. The value of the Stock Options evidenced by this Certificate will not be included as compensation, earnings, salaries, or other similar terms used when calculating Your benefits under any employee benefit plan sponsored by the Company or a Subsidiary, except as such plan otherwise expressly provides.

12.
No Employment Rights. Nothing in this Certificate will confer upon You any right to continue in the employ or service of the Company or any Subsidiary or affect the right of the Company or a Subsidiary to terminate Your employment at any time with or without Cause.

13.
Amendment. By written notice to You, the Committee reserves the right to amend the Plan or the provisions of this Certificate provided that no such amendment will impair in any material respect Your rights under this Certificate without Your consent except as required to comply with applicable securities laws or Section 409A of the Code.

14.
Severability. If any term or provision of this Certificate is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any term or provision of this Certificate not declared to be unlawful or invalid. Any term or provision of this Certificate so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to such term or provision to the fullest extent possible while remaining lawful and valid.

15.
Construction. A copy of the Plan has been made available to You and additional copies of the Plan are available upon request to the Company's Corporate Secretary at the Company's principal executive office during normal business hours. To the extent that any term or provision of this Certificate violates or is inconsistent with an express term or provision of the Plan, the Plan term or provision will govern and any inconsistent term or provision in this Certificate will be of no force or effect.

16.
Binding Effect and Benefit. This Certificate will be binding upon and, subject to the terms and conditions hereof, inure to the benefit of the Company, its successors and assigns, and You and Your successors and assigns.

17.
Entire Understanding. This Certificate embodies the entire understanding and agreement of the Company and You in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, will bind the Company or You.

18.	Governing Law. This Certificate will be governed by, and construed in accordance with, the laws of the State of Nevada, without reference to principles of conflict of law.

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